Exhibit 99.1
R E L E A S E
Tekelec to File Form 8-K with Updated Information;
Will Delay Filing Form 10-K
Morrisville, N.C. — March 17, 2006 — Tekelec (NASDAQ: TKLC) today announced that it has filed a Form 12b-25 with the Securities and Exchange Commission stating that it was unable to file its Form 10-K for the year ended December 31, 2005 by the prescribed due date of March 16, 2006. The Company also indicated that it will not file its 2005 Form 10-K by March 31, 2006, but is working expeditiously to file it as soon thereafter as possible.
Commenting on these developments, Frank Plastina, president and chief executive officer of Tekelec, said “We are working diligently to complete all the steps necessary to file our 2005 Form 10-K and publish full year results for 2005. Based on 2005 orders and continuing interest in our products, we believe that our business fundamentals are solid. Our liquidity is sound with cash and marketable securities totaling approximately $226 million on our balance sheet at December 31, 2005. We look forward to finishing the remaining work to become current in all our filings and to reporting our progress towards achieving that goal when appropriate.”
In addition, the Company will file today a Current Report on Form 8-K in which it updates and supplements certain matters it previously discussed in its Form 8-K filed on February 21, 2006. In today’s Form 8-K, the Company also discusses certain possible consequences of the late filing of its 2005 Form 10-K, including potential acceleration of the redemption of the $125 million outstanding of 2.25% Senior Subordinated Convertible Notes due June 2008. Please refer to the Form 8-K and Form 12b-25 dated March 17, 2006 for more information related to these matters.

FORWARD-LOOKING STATEMENTS
Certain statements made in this press release are forward looking, reflect the Company’s current intent, belief or expectations and involve certain risks and uncertainties. The Company’s actual future performance may not meet the Company’s expectations. As discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 and other filings with the Commission, the Company’s future operating results are difficult to predict and subject to significant fluctuations. Factors that may cause future results to differ materially from the Company’s current expectations, in addition to those identified in its 2004 10-K and other Commission filings, include, among others, the impact on future operating results in the event of additional restatements or other adjustments in its historical consolidated financial statements beyond those described in the Company’s Current Reports on Form 8-K filed with the Commission on February 21, 2006 and to be filed on March 17, 2006; the Company’s failure to timely file with the Commission its 2005 Form 10-K and any resulting default by the Company with respect to the $125 million outstanding of 2.25% Senior Subordinated Convertible Notes due June 2008 or the Credit Agreement relating to a $30 million bank line of credit; and any failure by the Company to comply with the listing requirements of The Nasdaq Stock Market as a result of the Company’s failure to timely file the 2005 Form 10-K or other reports with the Commission. The Company undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.
About Tekelec
Tekelec is a leading developer of now and next-generation signaling and switching telecommunications solutions, business intelligence tools and value-added applications. Tekelec’s innovative solutions are widely deployed in traditional and next-generation wireline and wireless networks and contact centers worldwide. Corporate headquarters are located in Morrisville, N.C., with research and development facilities and sales offices throughout the world. For more information, please visit www.tekelec.com.
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Investor Contacts:
Jim Chiafery
Director of Investor Relations
919-461-6825 office
James.chiafery@tekelec.com